Exhibit 11.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

January 27, 2025

To the Board of Directors of Future Cardia Inc.,

We hereby consent to the inclusion of our Auditors' Report, dated April 4, 2024, on the financial statements of Future Cardia Inc. – which comprise the balance sheets as of December 31, 2023 and December 31, 2022, and the related statements of income, changes in stockholders' equity, and cash flows for the years then ended, and the related notes to the financial statements— in the Company's Form 1-A. We also consent to application of such report to the financial information in the Report on Form 1-A, when such financial information is read in conjunction with the financial statements referred to in our report.

Best,

/s/ Alice.CPA LLC

Alice.CPA LLC

January 27, 2025